Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-188118, 333-162716, 333-146963, 333-113772, and 333-37069) pertaining to Lockheed Martin Corporation Retirement Savings Plan for Salaried Employees of our report dated June 21, 2013, with respect to the financial statements and supplemental schedule of the Lockheed Martin Corporation Retirement Savings Plan for Salaried Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Mitchell & Titus, LLP

Washington, DC June 21, 2013